Exhibit 5.1

DINSMORE & SHOHL LLP 255 East Fifth Street ^ Suite 1900 Cincinnati, OH 45202 www.dinsmore.com

Michael G. Dailey (513) 977-8644 (direct) ^ (513) 977-8141 (fax) michael.dailey@dinsmore.com

May 8, 2019

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as counsel to Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), in connection with filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Post-Effective Amendment No. 2 on Form S-8 (the “Amendment No.2”) to the Registration Statement on Form S-4 filed on June 21, 2018, as amended by Amendment No. 1 filed on August 2, 2018 (the “Initial Registration Statement,” and together with the Post-Effective Amendment No. 1 on Form S-8 filed on March 25, 2019 and this Amendment No. 2, the “Registration Statement”). The Registration Statement relates to the registration of (i) up to 3,950,000 shares (the “Shares”) of common stock of Fifth Third, without par value, which are issuable under the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan, the American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan and the MB Financial, Inc. Stock Deferred Compensation Plan; and (ii) $30,000,000 of deferred compensation obligations (the “Obligations”), which represent unsecured obligations of Fifth Third to pay deferred compensation obligations in accordance with the terms of the MB Financial, Inc. Non-Stock Deferred Compensation Plan (together with the MB Financial Inc., Stock Deferred Compensation Plan, the “Deferred Compensation Plans,” and the Deferred Compensation Plans together with the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan and the American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan, the “Plans”). Fifth Third assumed the Plans in connection with its acquisition of MB Financial, Inc. pursuant to the Agreement and Plan of Merger, dated as of May 20, 2018, by and among Fifth Third, Fifth Third Financial Corporation and MB Financial, Inc. (the “Merger Agreement”), as further described in the Registration Statement. We are furnishing this opinion letter pursuant to Item 8 on Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as amended, (ii) the Merger Agreement, (iii) the Plans, (iv) resolutions adopted by Fifth Third’s board of directors, (v) the Amended Articles of Incorporation of Fifth Third Bancorp, as amended, and the Code of Regulations of Fifth Third Bancorp, as amended; and (vi) other such records, agreements and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that the Shares will remain reserved for issuance under the Plans until actually issued thereunder and that the Deferred Compensation Plans have been established and are each intended to be maintained as a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Our opinion set forth below is limited to the laws of the State of Ohio and federal laws of the United States that, in our professional judgment, are normally applicable to transactions of the type contemplated by the

Fifth Third Bancorp

May 8, 2019

Registration Statement, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the following paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Based upon the foregoing, and subject to all of the other assumptions, limitations, and qualifications set forth herein, we are of the opinion that (i) the Shares have been duly authorized by all necessary corporate action of Fifth Third and, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration prescribed in the applicable Plan and relevant agreements duly authorized by and in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and nonassessable; (ii) if and when the Obligations are issued in accordance with the terms and conditions of the applicable Plan, the Obligations will be valid and binding obligations of Fifth Third, enforceable in accordance with their terms, except as enforcement thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law); and (ii) the provisions of the Deferred Compensation Plans comply with the requirements of ERISA applicable to “top-hat” plans.

We are expressing no opinion as to any obligations that parties other than Fifth Third may have under or in respect of the Shares or the Obligations or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DINSMORE & SHOHL LLP

/s/ Michael G. Dailey, Partner